EXHIBIT 12

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(dollars in thousands)

STANADYNE HOLDINGS, INC.

	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008
(Loss) income before taxes, extraordinary item and cumulative effect of change in accounting	$(10,981)	$(21,184)	$(9,948)	$(27,216)	$5,396
Fixed charges deducted from earnings	32,690	32,314	31,077	29,956	29,228

Earnings available for payment of fixed charges	$21,709	$11,130	$21,129	$2,740	$34,624

Fixed charges:
Interest expense	$30,445	$30,224	$29,161	$20,935	$16,735
Amortization of deferred financing fees	1,999	1,784	1,695	8,791	12,217
Portion of rent deemed to be interest (Rent Expense 1/3)	246	306	221	230	276

Total fixed charges	$32,690	$32,314	$31,077	$29,956	$29,228

Ratio of earnings to fixed charges (1)	—	—	—	—	1.2

STANADYNE CORPORATION

	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008
Income (loss) before taxes, extraordinary item and cumulative effect of change in accounting	$1,580	$(8,816)	$2,371	$(15,404)	$15,913
Fixed charges deducted from earnings	20,430	20,054	18,816	18,204	18,773

Earnings available for payment of fixed charges	$22,010	$11,238	$21,187	$2,800	$34,686

Fixed charges:
Interest expense	$18,445	$18,225	$17,161	$16,402	$16,740
Amortization of deferred financing fees	1,739	1,523	1,434	1,572	1,757
Portion of rent deemed to be interest (Rent Expense 1/3)	246	306	221	230	276

Total fixed charges	$20,430	$20,054	$18,816	$18,204	$18,773

Ratio of earnings to fixed charges (1)	1.1	—	1.1	—	1.8

(1)	The ratio of earnings to fixed charges is not presented for years that the ratio is less than 1.0. The deficiency of earnings at Stanadyne Holdings, Inc. was $10,981, $21,184, $9,948 and $27,216 during the years ended December 31, 2012, 2011, 2010 and 2009, respectively. The deficiency of earnings at Stanadyne Corporation was $8,816 and $15,404 during the years ended December 31, 2011 and 2009, respectively.